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                                                                   EXHIBIT 99.1


          U.S. REALTEL ANNOUNCES APPOINTMENT OF GREGORY P. MCGRAW AS
                        ACTING CHIEF EXECUTIVE OFFICER


ATLANTA, MARCH 15, 2004 - U.S. RealTel, Inc. (OTCC: USRT) announced today that it has appointed Gregory P. McGraw to the additional position of acting Chief Executive Officer. Mr. McGraw is replacing Charles B. McNamee, former Chief Executive Officer and Director, who is leaving the company to pursue other interests.

Mr. McGraw, who has been serving as President and Chief Operating Officer of U.S. RealTel, Inc., Cypress Communications, Inc., and its subsidiaries since February 2002, will assume the additional responsibilities as Chief Executive Officer until a successor is named.


About U.S. RealTel, Inc.

U.S. RealTel, Inc., is a national broadband services holding company currently operating primarily through its wholly owned subsidiary, Cypress Communications, Inc. Cypress is the preferred communications service provider in more than 1,100 Class A commercial office complexes in 25 major metropolitan U.S. markets. Through Cypress Communications, U.S. RealTel maintains the nation's largest hosted PBX network supplying provides premium voice, Internet and video services, including high-speed broadband Internet access, e-mail and network security services, integrated voice networks and equipment, and digital business television to thousands of small and medium sized tenant businesses and consumers nationwide. U.S. RealTel is headquartered in Atlanta, GA.

For more information, please visit our website at www.usrealtel.com or call 404.869.2500.

For further information please contact:

Gregory P. McGraw
President & Chief Operating Officer, U.S. RealTel, Inc.
Phone: (404) 442-0043
Email: gmcgraw@usrealtel.com